Exhibit 99.1

Peapack-Gladstone Financial Corporation Announces $50 Million Preferred Stock Commitment

Bedminster, New Jersey – March 26, 2026 – Peapack-Gladstone Financial Corporation (NASDAQ: PGC) (the “Company”), the holding company for Peapack Private Bank & Trust, has announced a $50 million preferred stock commitment from affiliates of Strategic Value Bank Partners, a long-term investor focused on the banking sector. The commitment includes an initial $30 million private placement of non-cumulative perpetual convertible preferred stock, with the ability to issue up to an additional $20 million of preferred stock through the end of 2027.

The preferred stock carries a dividend rate of 6.00% per annum, is non-callable for the first five years, and thereafter may be redeemed, subject to applicable terms. The preferred stock is convertible to common stock at the option of the holder after five years, subject to applicable terms. The issuance is not listed on any securities exchange and is expected to qualify as Tier 1 capital, subject to applicable regulatory requirements.

Proceeds will be used for general corporate purposes, which may include supporting organic growth, investments at the holding-company or bank level, acquisitions or other business combinations, and the reduction or refinancing of existing debt.

Douglas L. Kennedy, President and CEO, noted, “We are pleased to partner with Strategic Value Bank Partners, whose long-term orientation aligns well with our strategy. Over the past two years, we have made significant investments in our expansion across the New York metropolitan market and are seeing strong results reflected in positive operating leverage and improving earnings momentum. This capital raise provides flexibility to continue executing on that growth while maintaining capital levels consistent with our long-standing targets. Importantly, it reflects our disciplined approach to capital management, including actions we have taken to improve the efficiency and quality of our capital structure.”

Marty Adams, Co-Founder and Principal of Strategic Value Bank Partners, added, “We have been a long-time investor in PGC common stock and are excited to support the Company’s continued growth. We have strong conviction in the management team and the progress made in building a premier private banking and wealth management franchise serving clients across the New York metropolitan market. This investment reflects our confidence in the Company’s trajectory and our interest in deepening our long-term partnership.”

Additional details regarding the transaction, including the terms of the preferred stock and related agreements, are included in the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, structure, and regulatory treatment of the preferred stock issuance, the anticipated use of proceeds, and the Company’s growth strategy and financial performance. These statements are based on current expectations and are subject to risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied. Factors that may affect future results are discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $7.5 billion and assets under management and/or administration of $13.1 billion as of December 31, 2025. Founded in 1921, Peapack Private Bank & Trust is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and personal banking solutions. The Bank’s wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices, and not-for-profit organizations, helping them establish, maintain, and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.

Contact: Frank A. Cavallaro, Peapack Private Bank & Trust, Sr. EVP, Chief Financial Officer, 500 Hills Drive, Suite 300, Bedminster, NJ 07921, fcavallaro@peapackprivate.com, (908) 306-8933